Exhibit 10.1

12601 Plantside Drive Louisville, KY 40299 Phone: (502) 245-1353 Fax: (502) 245-7398

January 23, 2019

By Hand Delivery

Scott Sewell

Dear Scott:

This letter confirms the terms of your employment by Charah, LLC (the “Employer”) as President and Chief Executive Officer of Charah Solutions, Inc. (the “Company”). Effective as of January 23, 2019, you will serve as the Company’s President and Chief Executive Officer. The terms set forth in this letter shall supplement and be deemed to amend the terms of that certain Employment Agreement between you and the Employer dated January 13, 2017 (as amended, the “Employment Agreement”).

Effective as of January 23, 2019, your “Base Compensation” (as defined in the Employment Agreement and for all purposes in the Employment Agreement) will be increased to an annualized rate of $525,000, less applicable taxes and withholdings, payable in accordance with the regular payroll practices of the Employer. For the avoidance of doubt, ceasing to serve as the President and Chief Executive Officer will be considered a diminution of your title, duties or responsibilities for purposes of clause (i) of the definition of “Good Reason” set forth in the Employment Agreement. Additionally, effective as of January 23, 2019, you will be eligible to earn an “Annual Bonus” (as defined in the Employment Agreement and for all purposes in the Employment Agreement) up to an amount equal to 100% of your Base Compensation, subject to the terms and conditions set forth in Section 4(b) of the Employment Agreement.

Subject to approval by the Board of Directors of the Company or a committee thereof, you will be eligible to receive annual awards under the Company’s 2018 Omnibus Incentive Plan or such other equity incentive plan as in effect from time to time (the “Incentive Plan”), with a target value equal to 200% of your Base Compensation. All awards granted to you under the Incentive Plan, if any, shall be subject to and governed by the terms and provisions of the Incentive Plan and the award agreement evidencing such awards.

By signing below, you acknowledge and agree that you continue to be subject to the terms set forth in the Employment Agreement, including all such terms with respect to non-disclosure, non-disparagement, non-competition and non-solicitation.

We look forward to your continued contributions to the Company as the President and Chief Executive Officer. To accept the terms of this letter, please sign and date this letter and return it to me.

Sincerely,
CHARAH SOLUTIONS, INC.

By:	/s/ Stephen Tritch
Stephen Tritch
Chairman of the Board of Directors

ACKNOWLEDGED AND AGREED:

/s/ Scott Sewell
Scott Sewell

Date: January 23, 2019